First National Lincoln Corporation Reports Record Earnings Per Share for 2005, Up 14.0% over 2004

DAMARISCOTTA, ME, January 25 -- First National Lincoln Corporation (Nasdaq NM: FNLC), today announced earnings per share of $1.30 on a fully diluted basis for the year ended December 31, 2005, an increase of $0.16 or 14.0% over the $1.14 reported in 2004. Net income for the year ended December 31, 2005, was $12.8 million, an increase of $4.3 million or 50.9% over the $8.5 million posted in 2004. Both earnings per share and net income reported by the Company for the year set new records.

The Company also announced earnings per share of $0.34 on a fully diluted basis for the quarter ended December 31, 2005, an increase of $0.03 or 9.7% over the $0.31 reported for the same period in 2004. Net income for the quarter ended December 31, 2005, was $3.4 million, an increase of $1.1 million or 45.6% over the $2.3 million posted for the fourth quarter of 2004. Net income reported by the Company for the fourth quarter of 2005 set a new single-quarter record.

"In my view, 2005 was a very successful year for FNLC in almost every way," commented the Company's President and Chief Executive Officer, Daniel R. Daigneault. "Even more significant is that these results were achieved during a year in which we finalized an acquisition and integrated two companies into one in a relatively short period of time. Not only did the Company post record earnings per share for the thirteenth year, we also saw growth in earnings per share on a par with the increases we have posted for a number of years, and many of the cost savings we anticipated as a result of the acquisition have occurred sooner than our initial projections. Also, our total assets topped $1.0 billion for the first time during the fourth quarter.

"The FNB Bankshares acquisition was recorded using purchase accounting rules, as required by Generally Accepted Accounting Principles," President Daigneault noted. "Because of this, our 2005 results include the impact of the acquisition since the date of closing -- January 14, 2005 -- and comparisons to 2004 are for First National Lincoln Corporation alone. A pro-forma presentation provides a more meaningful or apples-to-apples comparison, however, and assumes both companies were operating as one in all periods.

"On a pro-forma basis," President Daigneault went on, "total assets grew by $144.9 million in 2005 -- an increase of 16.1% -- with loans increasing $107.9 million or 16.2% and investments increasing by $29.9 million or 19.4%. Our loan growth continues to be concentrated primarily in commercial loans and residential mortgage loans and has been strong in both regions in which the company operates -- Mid-Coast Maine and Down East Maine.

"Asset growth in 2005 was funded with deposits," President Daigneault continued, "which increased $154.5 million or 27.6% on a pro-forma basis. While a majority of this growth was in wholesale certificates of deposit, the Company also saw good growth in money market accounts. As a result of the level of deposit growth, borrowed funds decreased by $13.1 million or 5.7% during the same period."

"How effectively we have merged and operate the two companies as one entity is best seen in our operating results on a pro-forma basis," observed F. Stephen Ward, the Company's Treasurer and Chief Financial Officer. "Pro-forma net income for year ended December 31, 2005, was $12.7 million, an increase of $1.9 million or 17.9% over pro-forma net income of $10.8 million in 2004. While net interest income increased $1.8 million or 6.0% and other operating income was up $0.4 million or 4.9%, the cost reductions we have achieved in merging the two companies can be seen in the small increase in other operating expense, which was up only 2.2% or $0.5 million.

"The value of the merger to shareholders of both companies can be seen in our operating ratios, which are excellent again this year," Mr. Ward continued. "Our return on tangible equity, which excludes the goodwill created as a result of the FNB Bankshares acquisition, was 17.81% for the year ended December 31, 2005, compared to 17.36% for 2004. At 53.15% for the year ended December 31, 2005, our efficiency ratio remains very respectable, and although it increased from 48.78% for 2004 as a result of the FNB Bankshares acquisition, it remains excellent compared to peers and has improved significantly from 2004's pro-forma efficiency ratio of 56.27%.

"More than 40% of 2005's net income was paid out to shareholders in the form of cash dividends," Mr. Ward said, "even with the increased number of shares issued as a result of the FNB Bankshares acquisition. With the $0.14 quarterly dividend that was declared in December, we have increased our dividend for 41 consecutive quarters and have an annual yield of 3.19% based upon our December 31, 2005 closing price of $17.58 per share."

"Although FNLC's year-end close of $17.58 was up only slightly from the $17.45 closing price on December 31, 2004, our stock significantly outperformed the industry index," noted President Daigneault. "The total return on FNLC's shares was 3.66% in 2005, compared to -1.93% for the Nasdaq Bank Index, and slightly less than the total return of the broader market as measured by the S&P 500, which was up 4.92% for the year. Over the past five years, FNLC has outperformed both indices by a wide margin with an average compound increase of 31.59% per year compared to 12.29% for the Nasdaq Bank Index and 0.54% for the S&P 500.

"In my view, we accomplished a great amount in 2005," President Daigneault concluded. "The fact that our earnings per share increased by 14.0% over 2004 demonstrates we have fully absorbed the dilutive effect of share issuance from the FNB Bankshares acquisition. Completing our systems conversions and operating as one company enabled us to reduce operating expenses very quickly, as seen in our operating results. And although we are the third largest bank headquartered in Maine, we remain focused on meeting the financial needs of the communities we serve. This strategy, in my opinion, rewards us very well and continues to provide an excellent opportunity for the investor interested in a top-performing Maine company."

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from four offices in Lincoln, Cumberland and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, First National Lincoln Corporation's Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.

First National Lincoln Corporation
Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
In thousands of dollars	2005	2004
Assets
Cash and due from banks	$25,982	$14,770
Overnight funds sold	-	-
Investments:
Available for sale	54,743	51,892
Held to maturity (market values $128,563 at December 31, 2005, and $75,600 at December 31, 2004)	129,238	74,935
Loans held for sale (fair value approximates cost)	-	-
Loans	772,338	478,332
Less: allowance for loan losses	6,086	4,714
Net loans	766,252	473,618
Accrued interest receivable	5,005	2,791
Bank premises and equipment	16,712	9,061
Other real estate owned	-	-
Goodwill	27,684	125
Other assets	16,852	7,046
Total Assets	$1,042,468	$634,238
Liabilities & Shareholders' Equity
Demand deposits	$62,109	$31,181
NOW deposits	109,124	60,550
Money market deposits	127,630	76,411
Savings deposits	109,615	68,673
Certificates of deposit	126,444	63,900
Certificates $100,000 and over	179,042	69,129
Total deposits	713,964	369,844
Borrowed funds	215,189	207,206
Other liabilities	9,842	4,373
Total Liabilities	938,995	581,423
Shareholders' Equity
Common stock	99	74
Additional paid-in capital	47,718	3,973
Retained earnings	54,922	46,809
Net unrealized gains on available-for-sale securities	734	1,959
Treasury stock	-	-
Total Shareholders' Equity	103,473	52,815
Total Liabilities & Shareholders' Equity	$1,042,468	$634,238
Prior periods have been adjusted to reflect the three-for-one stock split in 2004

First National Lincoln Corporation
Consolidated Statements of Income (Unaudited)

	For the years		For the quarters
	ended December 31,		ended December 31,
In thousands of dollars	2005	2004	2005	2004
Interest income
Interest and fees on loans	$42,623	$23,982	$12,004	$6,512
Interest on deposits with other banks	13	4	3	-
Interest and dividends on investments	7,795	6,542	2,094	1,601
Total interest income	50,431	30,528	14,101	8,113
Interest expense
Interest on deposits	13,489	5,175	4,510	1,307
Interest on borrowed funds	5,359	3,849	1,406	1,101
Total interest expense	18,848	9,024	5,916	2,408
Net interest income	31,583	21,504	8,185	5,705
Provision for loan losses	200	880	100	160
Net interest income after provision for loan losses	31,383	20,624	8,085	5,545
Non-interest income
Investment management and fiduciary income	1,686	874	441	229
Service charges on deposit accounts	2,438	1,177	660	295
Mortgage origination and servicing income	616	419	135	109
Other operating income	4,293	2,197	954	510
Total non-interest income	9,033	4,667	2,190	1,143
Non-interest expense
Salaries and employee benefits	11,150	7,071	2,802	1,933
Occupancy expense	1,395	850	379	194
Furniture and equipment expense	2,136	1,431	572	337
Amortization of identified intangibles	271	-	71	-
Other operating expense	7,677	4,019	1,911	972
Total non-interest expense	22,629	13,371	5,735	3,436
Income before income taxes	17,787	11,920	4,540	3,252
Applicable income taxes	4,944	3,411	1,174	941
NET INCOME	$12,843	$8,509	$3,366	$2,311
Prior periods have been adjusted to reflect the three-for-one stock split in 2004

First National Lincoln Corporation
Selected Financial Data (Unaudited)

	For the years ended		For the quarters ended
Dollars in thousands,	December 31		December 31
except for per share amounts	2005	2004	2005	2004

Summary of Operations
Operating Income	$59,464	$35,195	$16,291	$9,256
Operating Expense	41,677	23,275	11,751	6,004
Net Interest Income	31,583	21,504	8,185	5,705
Provision for Loan Losses	200	880	100	160
Net Income	12,843	8,509	3,366	2,311
Per Common Share Data
Basic Earnings per Share	$1.32	$1.16	$0.34	$0.31
Diluted Earnings per Share	1.30	1.14	0.34	0.31
Cash Dividends Declared	0.53	0.45	0.14	0.12
Book Value	10.52	7.18	10.52	7.18
Market Value	17.58	17.45	17.58	17.45
Financial Ratios
Return on Average Equity (a)	12.98%	17.10%	13.01%	17.59%
Return on Average Tangible Equity (a)	17.81%	17.36%	17.88%	17.63%
Return on Average Assets (a)	1.36%	1.41%	1.33%	1.37%
Average Equity to Average Assets	10.44%	8.22%	10.20%	7.80%
Average Tangible Equity to Average Assets	7.61%	8.27%	7.42%	7.78%
Net Interest Margin Tax-Equivalent (a)	3.84%	3.93%	3.71%	3.94%
Dividend Payout Ratio	40.15%	38.62%	41.18%	38.71%
Allowance for Loan Losses/Total Loans	0.79%	0.99%	0.79%	0.99%
Non-Performing Loans to Total Loans	0.40%	0.34%	0.40%	0.34%
Non-Performing Assets to Total Assets	0.30%	0.25%	0.30%	0.25%
Efficiency Ratio	53.15%	48.78%	52.69%	45.67%
At Period End
Total Assets	1,042,468	634,238	1,042,468	634,238
Total Loans	772,338	478,332	772,338	478,332
Total Investment Securities	183,981	126,827	183,981	126,827
Total Deposits	713,964	369,844	713,964	369,844
Total Shareholders' Equity	103,473	52,815	103,473	52,815
(a) Annualized using a 365-day basis
Prior periods have been adjusted to reflect the three-for-one stock split in 2004